EXHIBIT 10.3

From: Tony Orphanos [mailto:torphanos@gmail.com]
Sent: Tuesday, January 13, 2009 3:29 PM
To: Mark A. Smith
Subject: Orphanos: Promissory Note extension

Mark

I agree to the terms as outlined by your proposal below.


Tony Orphanos


On 1/13/09, Mark A. Smith <mas1@ctelco.net> wrote:
Anthony Orphanos,


It was good speaking with you this morning. This email will confirm (when you write back 'agreed') that you have agreed to extend the maturity note of the Bion promissory note issued to you during the fall of 2008 to June 30, 2009 in consideration of: a) Bion making the promissory note convertible into its restricted common stock at a price of $.75 per share, in whole or in part, at your election, at any date prior to repayment by Bion, & b) issuance to you of a warrant to purchase 15,000 shares of Bion common stock at a price of $.75 per share until 12/31/18.



Please confirm your agreement by an email reply.



Yours,

Mark A Smith, President



Mark A. Smith

303-517-5302(cel)/719-256-5329(off)



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